Exhibit 99.1

Media Contact:	Investor Contact:
Jaymie Scotto & Associates	Inteliquent™
1-866-695-3629	Jim Polson
pr@jaymiescotto.com	1-866-268-4744

FOR IMMEDIATE RELEASE

Inteliquent Announces Fourth Quarter and Fiscal Year 2011 Financial Results

Highlights

•	Revenue of $268.3 million in 2011, an increase of 34.3%, compared to $199.8 million in 2010

•	Voice billed minutes of 130.4 billion, an increase of 20.2% from 108.5 billion minutes in 2010

•	Capital expenditures of $22.0 million, an increase of 19.7% from $18.4 million in 2010

•	Adjusted EBITDA (a non-GAAP financial measure) of $90.0 million in 2011, an increase of 8.3%, compared to $83.1 million in 2010

•	Company provides full year 2012 financial estimates

CHICAGO, March 14, 2012 – Inteliquent (Nasdaq: IQNT), a leading provider of global interconnection and interoperability solutions, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2011.

“The past year was one of continued transition as we look to more effectively meet our customers’ increasingly complex needs,” said Ed Evans, Chief Executive Officer of Neutral Tandem. “During 2011, we made significant progress against our strategic vision, which was highlighted by our recently announced brand transition. The name, ‘Inteliquent’ scales with our expanded product set and aligns well with our positioning as a global multi-services company that provides intelligent solutions to complex problems across the industry.”

Evans continued, “We believe that our strong revenue growth is evidence of the success we have achieved in providing a broad suite of solutions – whether it’s Voice, IP transit or Ethernet services. We expect 2012 to be a year of continued investment as we introduce Hosted Services and look to build upon the breadth and depth of our highly interconnected network and further develop solutions that will solve tomorrow’s interoperability issues.”

Fourth Quarter Results

Revenue increased 8.9% to $69.5 million for the three months ended December 31, 2011, compared to $63.8 million for the three months ended December 31, 2010. The increase in fourth quarter 2011 revenue was primarily related to an increase in the number of minutes carried over our network as compared to the fourth quarter of 2010.

Billed minutes increased 11.4% to 33.3 billion minutes for the three months ended December 31, 2011, compared to 29.9 billion minutes for the three months ended December 31, 2010.

Network and facilities expenses for the three months ended December 31, 2011 were $27.5 million, compared to $24.1 million for the three months ended December 31, 2010. This increase was largely due to an increase in our network capacity expenses to accommodate greater traffic volumes. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $21.9 million for the three months ended December 31, 2011, compared to $19.4 million for the three months ended December 31, 2010. The increase primarily resulted from higher sales and property taxes and bad debt expense along with higher employee expenses, including additional headcount, offset by lower professional fees. Depreciation and amortization expense was $7.3 million for the three months ended December 31, 2011, compared to $6.8 million for the three months ended December 31, 2010.

Income from operations for the three months ended December 31, 2011 was $12.5 million, or 18.0% of revenue, compared to $13.5 million for the three months ended December 31, 2010, or 21.1% of revenue.

Pretax income for the three months ended December 31, 2011 was $11.8 million, compared to a pretax income of $12.1 million for the three months ended December 31, 2010.

Income tax expense for the three months ended December 31, 2011 was $5.8 million, compared to $6.1 million for the three months ended December 31, 2010. The effective tax rate for the three months ended December 31, 2011 was approximately 49.2% compared to an effective tax rate of approximately 49.9% for the three months ended December 31, 2010.

Net income for the three months ended December 31, 2011 was $6.0 million, or $0.19 per diluted share, compared to $6.1 million, or $0.18 per diluted share, for the three months ended December 31, 2010.

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended December 31, 2011 was $22.1 million compared to $22.8 million for the three months ended December 31, 2010. Adjusted EBITDA margin, a non-GAAP financial measure, for the three months ended December 31, 2011 was 31.7%, down from 35.8% for the three months ended December 31, 2010. The decrease in Adjusted EBITDA margin was primarily related to higher network, facilities and employee expenses. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

Full Year 2011 Results

Revenue was $268.3 million for fiscal year 2011, compared to $199.8 million for fiscal year 2010, an increase of 34.3%.

Billed minutes for fiscal year 2011 were 130.4 billion, up 20.2% from 108.5 billion minutes during fiscal year 2010.

Network and facilities expenses for fiscal year 2011 were $108.3 million, compared to $69.1 million for fiscal year 2010. This increase was largely due to an increase in our network capacity expenses to accommodate greater traffic volumes, the inclusion of Tinet’s network and facilities expenses in our results and an increase in the number of markets in which we operate. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $83.6 million during fiscal year 2011, compared to $57.6 million for fiscal year 2010. The increase was primarily due to the inclusion of Tinet’s operating expenses in our results, higher employee expenses, including additional headcount, as well as increased professional expenses.

Income from operations for fiscal year 2011 was $46.6 million, or 17.4% of revenue, compared to $54.1 million for fiscal year 2010, or 27.1% of revenue.

Pretax income for fiscal year 2011 was $45.8 million, down 16.9% from $55.1 million during fiscal year 2010.

Income tax expense for fiscal year 2011 was $18.7 million, compared to income tax expense of $22.5 million for fiscal year 2010. The effective tax rate during fiscal year 2011 was approximately 40.9%, compared to an effective tax rate of approximately 40.8% for fiscal year 2010.

Net income was $27.1 million for fiscal year 2011, or $0.82 per diluted share, compared to $32.6 million, or $0.97 per diluted share during fiscal year 2010.

Adjusted EBITDA, a non-GAAP financial measure, for fiscal year 2011 was $90.0 million, up approximately 8.3% compared to $83.1 million during fiscal year 2010. The Adjusted EBITDA margin for fiscal year 2011 was 33.6%, down from 41.6% for fiscal year 2010. The decrease in Adjusted EBITDA margin was primarily related to higher network, facilities and employee expenses. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

Business Outlook for Fiscal Year 2012

Inteliquent’s estimates are based on management’s current belief about business trends, expenses and the macroeconomic and competitive environment.

Inteliquent estimates:

•	Revenue for fiscal year 2012 is expected to be between $290 million and $300 million.

•	Revenue breakdown by service for fiscal year 2012 is expected to be approximately:

•	74% voice

•	20% IP Transit

•	5% Ethernet

•	1% Hosted Services

•	Adjusted EBITDA, a non-GAAP financial measure, for fiscal year 2012 is expected to be between $85 million and $90 million.

•	Billed voice minutes for fiscal year 2012 are estimated to be between 141 billion minutes and 147 billion minutes.

•	Capital expenditures for fiscal year 2012 are expected to be between $30 million and $35 million.

Conference Call & Web Cast

The fourth quarter conference call will be held on Wednesday, March 14, 2012 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the company’s corporate web site at www.inteliquent.com. Participants can also access the call by dialing 1-877-941-0844 (within the United States and Canada), or 1-480-629-9835 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (ET) on April 14, 2012. To access the replay, dial 1-800-406-7325 (within the United States and Canada), or 1-303-590-3030 (international callers) and enter the conference ID number: 4520845#.

Cautions Concerning Forward Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding Neutral Tandem’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; the effects of competition, including direct connects; the risks associated with our ability to successfully develop and market new services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new services; the risk that our business and the Tinet business will not be integrated successfully; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions, including currency fluctuations; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2010 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011, and September 30, 2011, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Headquartered in Chicago, Inteliquent (formerly known as Neutral Tandem and Tinet) provides intelligent networking to solve challenging interconnection and interoperability issues on a global scale. With an advanced MPLS network that is highly interconnected to carriers around the world, Inteliquent provides voice, IP Transit, Ethernet and hosted service solutions to major carriers, service providers, and content management firms based in over 80 countries and six continents. With over 120 Ethernet sites worldwide, the company is the largest global Ethernet interconnection provider, a top 5 global IP transit provider and has a leading IPv6 network. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter@Inteliquent

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue	$69,466	$63,786	$268,284	$199,826
Operating expense:
Network and facilities expense (excluding depreciation and amortization)	27,482	24,075	108,279	69,119
Operations	12,917	11,188	42,024	28,343
Sales and marketing	3,748	3,356	13,599	4,969
General and administrative	5,201	4,858	27,972	24,287
Depreciation and amortization	7,326	6,839	29,366	19,062
Loss (gain) on disposal of fixed assets	292	(8)	439	(82)

Total operating expense	56,966	50,308	221,679	145,698

Income from operations	12,500	13,478	46,605	54,128

Other (income) expense:
Interest expense	—	—	—	4
Interest income	(10)	(26)	(42)	(202)
Other expense (income)	17	339	437	128
Foreign exchange loss (gain)	738	1,027	421	(888)

Total other (income) expense	745	1,340	816	(958)

Income before income taxes	11,755	12,138	45,789	55,086
Provision for income taxes	5,782	6,061	18,732	22,478

Net income	$5,973	$6,077	$27,057	$32,608

Net income per share:
Basic	$0.19	$0.18	$0.83	$0.98

Diluted	$0.19	$0.18	$0.82	$0.97

Weighted average number of shares outstanding:
Basic	31,478	33,135	32,780	33,157

Diluted	31,860	33,671	33,195	33,634

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$90,279	$106,674
Receivables, net	46,991	38,610
Deferred income taxes-current	3,227	1,855
Other current assets	6,655	7,647

Total current assets	147,152	154,786
Intangible assets	28,644	31,506
Goodwill	48,137	49,098
Property and equipment—net	75,045	77,683
Restricted cash	962	962
Other assets	2,870	1,492

Total assets	$302,810	$315,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,792	$13,748
Accrued liabilities:
Taxes payable	2,567	664
Circuit cost	8,743	10,508
Rent	1,525	1,285
Payroll and related items	4,366	3,770
Other	2,640	2,968

Total current liabilities	33,633	32,943
Other liabilities	1,693	914
Deferred income taxes-noncurrent	7,806	10,387

Total liabilities	43,132	44,244
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at December 31, 2011 and December 31, 2010	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 31,520,121 shares and 33,166,242 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	32	33
Additional paid-in capital	185,014	171,343
Less treasury stock, at cost; 3,083,446 in 2011 and no shares in 2010	(50,103)	—
Accumulated other comprehensive loss	(4,346)	(2,117)
Retained earnings	129,081	102,024

Total shareholders’ equity	259,678	271,283

Total liabilities and shareholders’ equity	$302,810	$315,527

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2011	2010	2009
Cash Flows From Operating Activities:
Net income	$27,057	$32,608	$41,315
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	29,366	19,062	14,594
Deferred income taxes	(3,698)	(476)	1,051
Loss (Gain) on disposal of fixed assets	439	(82)	(53)
Non-cash share-based compensation	15,120	10,072	5,657
Amortization of debt discount	—	—	52
Changes in fair value of ARS	—	(923)	(1,034)
Changes in fair value of ARS Rights	—	712	664
Gain on intercompany foreign exchange transactions	(98)	—	—
Excess tax deficiency (benefit) associated with share based payments	435	338	(9,543)
Changes in assets and liabilities, net of effect of acquisitions:
Receivables-net	(9,800)	(1,910)	(8,051)
Other current assets	726	(2,940)	(203)
Other noncurrent assets	(929)	2,941	46
Accounts payable	(2.744)	2	102
Accrued liabilities	1.343	1,137	11,799
Noncurent liabilities	497	(29)	—

Net cash flows from operating activities	57,714	60,512	56,396

Cash Flows From Investing Activities:
Purchase of equipment	(21,986)	(18,360)	(18,134)
Proceeds from sale of equipment	27	89	55
Increase in restricted cash	—	(522)	—
Cash used in acquisition, net of cash acquired	—	(103,144)	—
Purchase of other investments	(500)	—	—
Proceeds from the redemption of ARS	—	17,125	1,700

Net cash flows from investing activities	(22,459)	(104,812)	(16,379)

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options	256	116	4,450
Restricted shares withheld to cover employee taxes paid	(1,268)	(333)	—
Excess tax (deficiency) benefit associated with share based payments	(435)	(338)	9,543
Payments made for repurchase of common stock	(50,106)	(9,556)	—
Principal payments on long-term debt	—	(235)	(3,013)

Net cash flows from financing activities	(51,553)	(10,346)	10,980

Effect of exchange rate changes on cash	(97)	(91)	—

Net Increase (Decrease) In Cash and Cash Equivalents	(16,395)	(54,737)	50,997
Cash And Cash Equivalents—Beginning	106,674	161,411	110,414

Cash and Cash Equivalents-End	$90,279	$106,674	$161,411

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$—	$242	$875

Cash paid for taxes	$20,421	$22,666	$15,148

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$6,464	$3,308	$1,046

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate non-cash share-based compensation, foreign exchange loss on intercompany loans, other expenses – stock buyback and other income (loss) on currency contract. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation, foreign exchange loss on intercompany loans, other expenses – stock buyback and other income (loss) on currency contract. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest and taxes, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010	2012 (1)
Net income	$5,973	$6,077	$27,057	$32,608	$24,500
Interest expense (income), net	(10)	(26)	(42)	(198)	—
Provision for income taxes	5,782	6,061	18,732	22,478	20,000
Depreciation and amortization	7,326	6,839	29,366	19,062	31,000

EBITDA	$19,071	$18,951	$75,113	$73,950	$75,500
Other expenses—stock buyback	—	—	330	—	—
Other loss (income) on currency contract	—	128	—	(1,787)	—
Foreign exchange loss (gain) on intercompany loan	205	859	(552)	859	—
Non-cash share-based compensation	2,775	2,887	15,120	10,072	12,000

Adjusted EBITDA	$22,051	$22,825	$90,011	$83,094	$87,500

(1) The amounts expressed in this column are based on current estimates as of the date of this press release.

      This reconciliation is based on the midpoint of the full year 2012 estimated range announced in this press release.